 Exhibit 99.1

Aqua Metals Reports Third Quarter 2025 Results and Highlights Continued Progress Toward Commercialization of AquaRefining™ Technology

Company secures $17.1 million in new funding, expands strategic partnerships, and advances commercial plans for lithium battery and critical minerals recycling

RENO, Nev., November 12, 2025 — Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals” or the “Company”), a pioneer in sustainable battery metal recycling and refining, today announced financial results and recent corporate highlights for the quarter ended September 30, 2025.

Third Quarter 2025 and Recent Highlights

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In addition to raising $4.1 million throughout the quarter, raised $13 million from a single leading institutional investor as a subsequent event in October. This funding provides several quarters of significant runway for the Company to advance engineering, permitting, and site selection for Aqua Metals’ first commercial-scale facility. The Company is now positioned to complete detailed engineering and environmental reviews while remaining at an optimized cash burn rate in preparation for an accelerated launch once project financing is secured.

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Advanced pilot-scale processing of LFP battery materials – Successfully processed 1 metric ton of lithium-iron-phosphate (LFP) cathode scrap and produced battery-grade lithium carbonate. As LFP adoption accelerates due to its safety and cost advantages, Aqua Metals remains the only recycler to demonstrate an economically viable process for LFP feedstock. The Company has modeled a 50/50 NMC (nickel-manganese-cobalt) -LFP commercial facility showing profitability at current metals pricing.

●	Potential strategic partnerships across critical minerals supply chains
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Deep-sea minerals: Signed two MOUs with MOBY Robotics and Impossible Metals to explore clean refining of polymetallic nodules—abundant deep-sea resources rich in nickel, cobalt, manganese, and rare earth elements. These initiatives position Aqua Metals as a potential early leader in the sustainable processing of emerging deep-sea mineral feedstocks.

o

Nickel supply: Signed a Letter of Intent (LOI) with Westwin Elements, a U.S.-based nickel refinery developer, outlining plans for the potential supply of 500–1,000 metric tons of recycled nickel carbonate annually. At current market prices, this could represent roughly $12 million in annual contract value and would contribute to building one of the first fully domestic nickel supply chains.

●	Regained compliance with NASDAQ minimum-bid requirement – An important milestone maintaining Aqua Metals’ listing and investor confidence as the Company transitions toward commercial operations.

●	Participated in The Battery Show North America 2025 – Presented progress on the AquaRefining™ platform and met with OEMs and recycling partners to expand commercial engagement opportunities.

●	Attended the 2025 Battery Recycling Workshop in Quzhou, Zhejiang, China, organized by GDMCC – gathered market intelligence and engaged with additional global OEMs and recycling partners.

Market Landscape

The global lithium-battery-recycling sector is undergoing a technology-driven consolidation as early entrants face scale and cost challenges. Meanwhile, underlying demand remains strong: EV sales grew 11% year-over-year, grid-storage deployments continue to rise, and more than 45 battery-manufacturing facilities are planned or under construction across North America.

This rationalization phase is paving the way for technically validated and financially resilient companies like Aqua Metals to capture outsized market share as recycling volumes accelerate over the next five years with fewer capitalized operators to process these volumes. Market forecasts estimate that the black mass produced in the US by 2030 will exceed 250,000 MT annually, containing an estimated value of critical minerals to be $1.2 billion at today’s metals prices.

Management Commentary

“Q3 was one of the most productive periods in our company’s history,” said Steve Cotton, President and CEO of Aqua Metals. “With the bolstering of our balance sheet, successful LFP pilot runs, and multiple strategic partnerships undergoing evaluation- from undersea minerals to domestic nickel refining - we’re executing on our vision for a feedstock-agnostic, low cost, low-carbon refining platform that supports U.S. supply-chain independence.”

“Our technology continues to demonstrate adaptability across both terrestrial and marine feedstocks, giving Aqua Metals unique flexibility as the clean-energy transition enters a renewed phase of investment and growth,” Cotton added. “We are very pleased with our strengthened resilience while securing the right long-term partners and capital to scale our operations responsibly and profitably.”

Conference Call and Webcast

Aqua Metals will host a conference call and webcast to discuss these results at 4:30 p.m. ET on Wednesday, November 12, 2025.

The live conference call can be accessed at https://tinyurl.com/aqmsq3 or from the investor relations section of the Company’s website at https://ir.aquametals.com/. Alternatively, interested parties can access the audio call by dialing 877-407-9708 (toll-free) or 201-689-8259 (international).

Following the conclusion of the live event, a replay will be available by dialing 877-660-6853 (toll-free) or 201-612-7415 (international) and using passcode 13754150. The webcast replay will also be available in the investor relations section of the Aqua Metals website.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is focused on commercializing sustainable lithium-ion battery recycling that is non-polluting and closes the loop on critical minerals for clean energy technologies. Aqua Metals is based in Reno, Nevada, with facilities located in the Tahoe-Reno Industrial Center. For more information, visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its X, Threads, LinkedIn, and YouTube accounts at https://x.com/AquaMetalsInc (@AquaMetalsInc), https://www.threads.net/@aquametalsinc (@aquametalsinc), https://www.linkedin.com/company/aqua-metals-limited, and https://www.youtube.com/@AquaMetals, respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes," "estimates," "potential," and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially, including, but not limited to, (1) the risk that we may not be able to successfully negotiate and conclude a definitive commercial agreements with either MOBY Robotics, Impossible Metals or Westin Elements, (2) the risk that either Westin Elements or us fail to secure the necessary financing and complete the build-out of our respective commercial facilities, (3) even if we are to conclude a definitive commercial agreements with MOBY Robotics, Impossible Metals or Westin Elements, the risk that we may not be able to realize the expected benefits of such arrangement; (4) the risk that we may not be able to acquire the funding necessary to maintain our current level of operations; and (5) those risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on March 31, 2025. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations

Rob Fink

FNK IR

646-809-4048

aqms@fnkir.com

Media

David Regan

Aqua Metals

415-336-3553

david.regan@aquametals.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$3,586	$4,079
Note receivable - LINICO	—	100
Inventory	244	251
Prepaid expenses and other current assets	137	214
Total current assets	3,967	4,644

Non-current assets
Property and equipment, net	5,911	16,473
Intellectual property, net	93	146
Other assets	533	5,102
Total non-current assets	6,537	21,721

Total assets	$10,504	$26,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$718	$1,227
Accrued expenses	2,506	3,130
Lease liability, current portion	235	289
Notes payable related-party, current portion	—	306
Note payable, current portion	—	3,230
Total current liabilities	3,459	8,182

Non-current liabilities
Lease liability, non-current portion	285	446
Warrant liability	238	1,493
Total liabilities	3,982	10,121

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 300,000,000 shares authorized; 1,856,815 and 1,848,968, shares issued and outstanding as of September 30, 2025, respectively and 776,026 and 773,084 shares issued and outstanding as of December 31, 2024, respectively	2	1
Additional paid-in capital	272,527	264,205
Accumulated deficit	(265,976)	(247,770)
Treasury stock, at cost; common shares: 7,847 and 2,942 as of September 30, 2025 and December 31, 2024, respectively	(31)	(192)
Total stockholders’ equity	6,522	16,244

Total liabilities and stockholders’ equity	$10,504	$26,365

AQUA METALS, INC.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Operating cost and expense
Plant operations	$576	$1,617	$2,076	$6,198
Research and development cost	328	398	960	1,349
Impairment and loss on disposal of property, plant and equipment	25	448	9,037	448
General and administrative expense	2,136	2,748	6,707	9,170
Total operating expense	3,065	5,211	18,780	17,165

Loss from operations	(3,065)	(5,211)	(18,780)	(17,165)

Other income and (expense)
Interest expense	(12)	(83)	(659)	(273)
Loss on extinguishment of debt	—	—	(825)	—
Interest and other income	28	84	805	329
Change in fair value of warrant liability	(72)	—	1,255	—

Total other income, net	(56)	1	576	56

Loss before income tax expense	(3,121)	(5,210)	(18,204)	(17,109)

Income tax expense	—	—	2	3

Net loss	(3,121)	(5,210)	(18,206)	(17,112)

Weighted average shares outstanding, basic and diluted	1,426,216	681,619	1,049,376	617,151

Basic and diluted net loss per share	$(2.19)	$(7.64)	$(17.35)	$(27.73)